Exhibit 99.1

HTE Inc.

Integrated Software Solutions for Government and Utilities
1000 Business Center Drive, Lake Mary, FL 32746 * (407) 304-3235
www.hteinc.com

FOR IMMEDIATE RELEASE
Contact: Sue Falotico, CFO
(407) 304-3235

Court Denies Redemption of Tyler Shares – HTE and Tyler Dismiss Claims

Lake Mary, Fla., September 24, 2002 — HTE Inc. (NASDAQ: HTEI), a leading provider of enterprise-wide software solutions for public sector organizations and utilities, today announced that the United States District Court for the Middle District of Florida, Orlando Division, denied HTE’s Declaratory Judgment to uphold its rights, under Florida law, to redeem 5,618,952 shares of its common stock from Tyler Technologies Inc. (“Tyler”) (NYSE: TYL). As a result of the court’s decision, HTE and Tyler have agreed to dismiss and release the remaining damage claims against each other.

Bernard Markey, HTE’s Chairman, stated, “Although we did not prevail in our legal position in this unprecedented case, we are pleased to have this situation behind us so we can continue to positively move HTE forward.”

Based on the court’s ruling that the redemption is no longer effective, the 5,618,952 shares of HTE’s common stock are now considered issued and outstanding with the following impact on financial information previously communicated (disclosure of this impact was reflected in each of the press releases and filings that included financial information):

     i) Outstanding shares of HTE increase by 5,618,952 shares of common stock; ii) fourth quarter 2001 Diluted EPS of $0.10, versus reported $0.13, Diluted EPS for the Year ended December 31, 2001 remains at $0.05; iii) First quarter 2002 Diluted EPS of $0.10, versus $0.14 reported; iv) Second quarter 2002 Diluted EPS of $0.09, versus $0.13 reported; v) 2002 EPS guidance for the third and fourth quarters of $0.09, $0.10, respectively, versus $0.14, $0.15 communicated, respectively; Full year 2002 EPS guidance of $0.38, versus $0.56 communicated; vi) the balance sheet impact for the above is as follows: Ending Cash balance, Common Stock and Additional-Paid-in Capital for the above periods increase by $7,304,637.60, $56,189.52 and $7,248,448.08, respectively.

HTE Inc.

HTE Inc., a proven leader in government information technologies, provides a broad range of innovative software solutions to more than 2,200 government offices, agencies and utility companies throughout

North America. The company’s products address the wireless computing requirements of a rapidly changing public sector market and support the end-to-end delivery of e-government access to citizens and businesses.

Founded in 1981, the company is headquartered near Orlando, Florida. Additional information is available at www.hteinc.com or by calling HTE Marketing Services at 1.800.727.8088.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business and general economic conditions; competitive factors, such as pricing, new products and marketing efforts of rival companies; the timing and magnitude of software sales; customer acceptance of new or enhanced product offerings; integration of new technologies; delays in product delivery; the ability to recruit and retain qualified personnel; and other factors discussed from time to time in reports filed by HTE with the Securities and Exchange Commission, including risks summarized in HTE’s latest Annual Report on Form 10-K. HTE undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

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